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                                                                     EXHIBIT 3.5


                               AMENDMENT NO. 1 TO
                          AMENDED AND RESTATED BY-LAWS
                                      -OF-
                         INTEGRATED TECHNOLOGY USA, INC.
          (a Delaware corporation hereinafter called the "Corporation")

                          Effective as of March 3, 1997

Section 3.04 of the Company's By-laws is replaced by the following new section:

               Section 3.04. Quorum. At all meetings of the Board of Directors, a majority of the entire Board shall be necessary and sufficient to constitute a quorum for the transaction of business; provided, however, that in order to constitute a quorum such majority must include at least three independent directors (or, if less, all independent directors then serving on the Board of Directors). For purposes of the foregoing, an "independent director" means a director that is neither an officer or employee of the Company.